Exhibit 99.2

Free Cash Flow

We define free cash flow as net cash provided by operating activities in the period minus payments for property and equipment made in the period. We generated positive free cash flow of $2.0 billion for the nine months ended October 31, 2008, compared to a deficit of $1.3 billion in the prior year. The significant increase in our free cash flow is the result of our improved inventory management as well as reduced capital expenditures in connection with our planned slowing of store expansion in the United States.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow is an important financial measure for use in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

The following table reconciles net cash provided by operating activities, a GAAP measure, to free cash flow, a non-GAAP measure.

	Nine Months Ended
(Amounts in millions)	October 31, 2008	October 31, 2007
Net cash provided by operating activities	$10,173	$9,623
Payments for property and equipment	(8,174)	(10,896)

Free cash flow	$1,999	$(1,273)

Net cash used in investing activities	$(6,797)	$(11,223)

Net cash used in financing activities	$(2,794)	$(878)